EXHIBIT 99.1

December 31, 2018

To the Common Stockholders of Arbor Realty Trust, Inc.:

As previously announced, the Arbor Realty Trust, Inc. (“Arbor”) board of directors unanimously declared a special distribution on Arbor’s shares of common stock of $0.15 per share (an aggregate amount of $12,598,156), which we refer to as the Special Distribution.  We expect to pay the Special Distribution on January 31, 2019 to common stockholders of record as of the close of business on December 28, 2018.

You may elect to receive payment of the Special Distribution either entirely in shares of Arbor common stock or entirely in cash, subject to an aggregate maximum amount of cash that will be distributed. We are furnishing you with the enclosed election form and accompanying materials explaining the election process and providing important information regarding the Special Distribution, including the aggregate limit on cash that will be distributed. Please review the enclosed election form and accompanying materials carefully. If you are a common stockholder of record, please submit your completed election form to American Stock Transfer & Trust Company, LLC, our election and disbursing agent, as soon as possible and no later than 5:00 p.m., Eastern Time, on January 18, 2019. If your shares of Arbor common stock are held in the name of a bank, broker or nominee, please inform the bank, broker or nominee of your election in accordance with instructions provided by your bank, broker or nominee as soon as possible so that the bank, broker or nominee can make an election on your behalf no later than 5:00 p.m., Eastern Time, on January 18, 2019. Thank you for your continued support of Arbor.

Sincerely,

/s/Ivan Kaufman

IVAN KAUFMAN
Chairman and Chief Executive Officer and President